Exhibit (l)(2)

[Letterhead of Eversheds Sutherland (US) LLP]

March 15, 2019

Stellus Capital Investment Corporation

4400 Post Oak Parkway, Suite 2200
Houston, TX 77027

Ladies and Gentlemen:

We have acted as counsel to Stellus Capital Investment Corporation, a Maryland corporation (the “Company”), in connection with the preparation and filing of the registration statement on Form N-2 (File No. 333-216138) (as amended as of the date hereof, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), previously declared effective by the Commission, relating to the public offering of securities of the Company that may be offered by the Company from time to time as set forth in the prospectus dated June 29, 2018, which was included in Post-Effective Amendment No. 6 to the Registration Statement, and which forms a part of the Registration Statement (the “Prospectus”), and as may be set forth from time to time in one or more supplements to the Prospectus.

This opinion letter is rendered in connection with the issuance and sale by the Company of up to 3,162,500 shares of the Company’s Common Stock (the “Shares”), as described in the prospectus supplement, dated as of March 15, 2019, filed with the Commission pursuant to Rule 497 under the Securities Act (the “Prospectus Supplement”). The Shares are being sold by the Company pursuant to an underwriting agreement, dated as of March 15, 2019, by and among the Company, Stellus Capital Management, LLC (the “Adviser”), on the one hand, and Raymond James & Associates, Inc. and Keefe, Bruyette & Woods, Inc., on the other hand, as representatives of the several underwriters named therein (the “Underwriting Agreement”).

As counsel to the Company, we have participated in the preparation of the Registration Statement, the Prospectus and the Prospectus Supplement and have examined the originals or copies, certified or otherwise identified to our satisfaction as being true copies, of the following:

(i)	the Articles of Amendment and Restatement of the Company, certified as of the date hereof by an officer of the Company (the “Articles”);

(ii)	the Bylaws of the Company, certified as of the date of this opinion letter by an officer of the Company (the “Bylaws”);

(iii)	a Certificate of Good Standing with respect to the Company, issued by the State Department of Assessments and Taxation of Maryland (“SDAT”) as of a recent date (the “Certificate of Good Standing”);

(iv)	The resolutions of the board of directors of the Company relating to, among other things, (a) the authorization and approval of the preparation and filing of the Registration Statement, and (b) the authorization of the issuance, offer and sale of the Shares pursuant to the Registration Statement, certified as of the date hereof by an officer of the Company.

With respect to such examination and our opinion expressed herein, we have assumed, without any independent investigation or verification, (i) the genuineness of all signatures on all documents submitted to us for examination, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as conformed or reproduced copies and the authenticity of the originals of such copied documents, and (v) that all certificates issued by public officials have been properly issued. We also have assumed without independent investigation or verification the accuracy and completeness of all corporate records made available to us by the Company.

As to certain matters of fact relevant to the opinions in this opinion letter, we have relied on certificates of officers of the Company and on the representations, warranties and covenants of the Company set forth in the Underwriting Agreement.  We have also relied on certificates of public officials (which we have assumed remain accurate as of the date of this opinion).  We have not independently established the facts, or in the case of certificates of public officials, the other statements, so relied upon.

This opinion letter is limited to the effect of the General Corporation Laws of the State of Maryland, as in effect on the date hereof, and we express no opinion with respect to any other laws of such jurisdiction or the laws of any other jurisdictions. Without limiting the preceding sentence, we express no opinion as to any state securities or broker-dealer laws or regulations thereunder relating to the offer, issuance and sale of the Shares. This opinion letter has been prepared, and should be interpreted, in accordance with customary practice followed in the preparation of opinion letters by lawyers who regularly give, and such customary practice followed by lawyers who on behalf of their clients regularly advise opinion recipients regarding, opinion letters of this kind.

Based upon and subject to the limitations, exceptions, qualifications and assumptions set forth in this opinion letter, we are of the opinion the Shares have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

The opinions expressed in this opinion letter (a) are strictly limited to the matters stated in this opinion letter, and without limiting the foregoing, no other opinions are to be inferred and (b) are only as of the date of this opinion letter, and we are under no obligation, and do not undertake, to advise the Company or any other person or entity either of any change of law or fact that occurs, or of any fact that comes to our attention, after the date of this opinion letter, even though such change or such fact may affect the legal analysis or a legal conclusion in this opinion letter.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Post-Effective Amendment No. 7 to the Registration Statement, to be filed with the Commission on the date hereof, and to the reference to our firm in the “Legal Matters” section in the Prospectus Supplement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ EVERSHEDS SUTHERLAND (US) LLP

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